Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127422) on Form S-8 of CF Industries Holdings, Inc. of our report dated February 28, 2007, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, the effectiveness of internal control over financial reporting as of December 31, 2006, and related financial statement schedule, which reports appear in the December 31, 2006 annual report on Form 10-K of CF Industries Holdings, Inc.

Our report on the consolidated financial statements refers to the Company’s change in the method of accounting for defined benefit pensions and other postretirement benefit plans to conform with Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), its adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of August 17, 2005, and its change in the method of accounting for conditional asset retirement obligations as of December 31, 2005.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2007